FOR IMMEDIATE RELEASE


                              For Further information contact:
                              Donald A. Williams, President & CEO
                              Michael J. Janosco, Jr., CFO
                              413-568-1911


WESTFIELD FINANCIAL, INC. REPORTS EFFECT OF MASSACHUSETTS TAX LEGISLATION

Westfield, Massachusetts, March 14, 2003 - Westfield Financial, Inc. (AMEX:
"WFD") (the "Company"), the holding company for Westfield Bank (the "Bank"), announced today that, as a result of Massachusetts legislation signed on March 5, 2003 amending the corporate tax law affecting the treatment of dividends received from Real Estate Investment Trusts (REITs), dividends from the REIT subsidiary are no longer eligible for a dividends-received deduction. As a result of the enactment of this legislation, the Company has ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year.

In addition to the effect on 2003, the legislation includes a retroactive effective date that reaches back to 2002 and prior years. The Company's potential additional liability for prior years taxes, including interest (net of any federal and state tax deductions associated with such taxes and interest), relating to the deduction for dividends received from a REIT is approximately $2.9 million. The Company will accrue this potential liability in the first quarter of 2003.

The Bank owns 100% of Elm Street Real Estate Investments, Inc. ("Elm Street"), a Delaware real estate investment trust formed pursuant to applicable tax rules in 1998. Prior to the enactment of the new legislation discussed above, the Bank has taken a tax deduction under a Massachusetts statute that provides for a dividends received deduction equal to 95% of certain dividend distributions made by Elm Street to the Bank. The Company is aware that the DOR also sent notices to numerous other Massachusetts financial institutions that reported a deduction for dividends received from a REIT on their Massachusetts financial institution excise tax returns.

The Company is reviewing the retroactive effect of the legislation with its legal advisors and intends to defend vigorously its position that the deductibility of dividends received from Elm Street was fully compliant with Massachusetts law at the time.

Westfield Financial, Inc. (AMEX: "WFD") is the holding company for Westfield Bank, a Massachusetts-chartered stock savings bank with 10 banking offices in the Massachusetts area. It also has three free-standing ATM locations in Agawam, Feeding Hills and Springfield, Massachusetts. As of December 31, 2002, Westfield Financial, Inc. had assets of $813 million and deposits of $656 million. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Bank Insurance Fund.